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                                                               EXHIBIT 3(d)(ii)

                 EXPENSE REIMBURSEMENT AGREEMENT
                         AMENDMENT NO. 1

     This Amendment No. 1 to Expense Reimbursement Agreement ("Agreement") is entered into effective as of the 31st day of December, 1991, by and between The Specialty Managers Trust (the "Trust"), a Massachusetts business trust whose name is scheduled to be changed to The GCG Trust on or about January 31, 1992, and Directed Services, Inc., ("Manager"), a New York corporation.

     WHEREAS, The Trust is an open-end diversified management investment company issuing shares in several different classes, each class known as a Series; and

     WHEREAS, MB Variable Life Insurance Company, currently conducting business in certain jurisdictions as Golden American Life Insurance Company ("Golden American") and The Mutual Benefit Life Insurance Company in Rehabilitation, successor to The Mutual Benefit Life Insurance Company ("MBL"), through certain of their respective separate accounts, invest in shares of the operating Series of the Trust; and

     WHEREAS, the parties hereto wish to limit the ordinary operating expenses of the Trust borne by owners of the variable annuities and variable life insurance policies issued or to be issued by Golden American or MBL (the "Policies"); and

     WHEREAS, the parties have previously entered into the Agreement effective as of the 20th day of March, 1991, which Agreement continues through the close of business on December 31, 1991; and

     WHEREAS, the parties which to amend the Agreement;

     NOW, THEREFORE, the parties do hereby agree as follows:

1. TERM OF AGREEMENT. The Agreement shall continue in full force and effect and upon the same terms and conditions as originally set forth through the close of business on April
     30, 1992, except as set forth in Section 2 hereof.

2. REIMBURSEMENT OF EXPENSES OF THE SERIES OF THE TRUST. Commencing February 17, 1992, and continuing through the close of business on April 30, 1992, Manager hereby agrees to pay the Trust the amount by which the ordinary operating expenses of each of the Series exceeds the percentage of the average net assets of each Series as set forth below:

     (i)         Liquid Asset Series                   .80%
     (ii)        Limited Maturity Bond Series          .90%
     (iii)       All Growth Series                     1.50%
     (iv)        Natural Resources Series              1.50%
     (v)         Real Estate Series                    1.50%
     (vi)        Multiple Allocation Series            1.20%
     (vii)       Fully Managed Series                  1.20%

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

     DIRECTED SERVICES, INC.

     By:  /S/ Bernard R. Berkerlegge
          --------------------------



     THE SPECIALTY MANAGERS TRUST

     By:  /S/ Fred H. Davidson
          --------------------------
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